                                                                Exhibit 11.1

                                QUALCOMM Incorporated

                          COMPUTATION OF EARNINGS PER SHARE
                       (In thousands, except per share amounts)

                            Three months ended              Six months ended
                        March 31, 1996  March 26, 1995  March 31, 1996  March 26, 1995
                        --------------  --------------  --------------  --------------
NET INCOME(1)           $ 1,465          $6,047          $11,579         $11,994
                        =======          =======         =======         =======
WEIGHTED AVERAGE
NUMBER OF COMMON
SHARES OUTSTANDING       65,262          51,881           65,009          51,734

COMMON STOCK
EQUIVALENT SHARES(2)      4,896           3,237            4,664           3,494
                        -------          -------         -------          -------

TOTAL NUMBER OF SHARES
  FOR COMPUTING PRIMARY
  EARNINGS PER SHARE     70,158          55,118           69,673          55,228

INCREMENTAL SHARES FOR
  COMPUTING FULLY
  DILUTED EARNINGS
  PER SHARE(3)               --           1,496               29             748
                        -------          -------         -------          -------

TOTAL NUMBER OF
  SHARES FOR
  COMPUTING FULLY
  DILUTED EARNINGS
  PER SHARE             70,158           56,614           69,702          55,976
                        =======          =======         =======          ======

PRIMARY EARNINGS
  PER SHARE             $ 0.02           $ 0.11          $  0.17          $ 0.22

FULLY DILUTED
  EARNINGS PER
  SHARE(4)              $ 0.02           $ 0.11          $ 0.17           $ 0.21


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(1) The Company's fiscal quarter ended on the last Sunday of March.

(2) Includes outstanding options and warrants for common stock.

(3) The incremental shares for fully diluted earnings per share reflects the dilutive effect of stock options and warrants at the higher of the average or ending market price during the reporting period.

(4) This calculation is submitted in accordance with Regulation S-K item 601(b)(11).